Leading Independent Proxy Advisory Firm Supports Trustees
              of MFS Intermediate Income Trust (NYSE: MIN) Against
                          Dissident Karpus Management

BOSTON (September 24, 2008) -- MFS Intermediate Income Trust, a closed-end fund (NYSE: MIN) announced today that ISS Governance Services, a division of RiskMetrics Group and a leading independent proxy advisory firm, has recommended that shareholders vote for the Fund's slate of trustees rather than the nominees recommended by dissident shareholder Karpus Management, and against a proposal recommended by Karpus. RiskMetrics recommended that shareholders vote the WHITE proxy card to re-elect the Board's four nominees for a three-year term and vote AGAINST the proposal put forward by Karpus Management, Inc. The Board's nominees are J. Atwood Ives, William R. Gutow, Michael Hegarty and Robert W. Uek. The Fund will hold its annual shareholders' meeting at 10:30 a.m. Eastern Time on Thursday, October 9, 2008 at the Fund's offices at 500 Boylston Street, Boston, Massachusetts.

In reaching its decision to support the Board's nominees, RiskMetrics cited an active and engaged Board and strong performance. RiskMetrics observed that the incumbent Board has taken steps to reduce the Fund's discount to net asset value
(NAV), concluding that "changing the investment strategy, adopting a level-rate distribution plan and authorizing the Fund's investment adviser to more aggressively engage in open market purchases have effectively managed" the discount, and that since the distribution policy became effective on January 1, 2008, the Fund's discount to net asset value decreased from 13.76% to 8.21%. Additionally, RiskMetrics noted that "the Fund's average annual total investment return, during the one- and three-year periods ended July 31, 2008, outperformed the average of similar closed-end bond funds as measured by Lipper, Inc."

                      Fund Performance (as of 7/31/08)(1)

              ------------ --------------------- ---------------------
                              1 Year                3 Year
              ------------ --------- ----------- --------- -----------
                              NAV       Market      NAV       Market
              ------------ --------- ----------- --------- -----------
              ------------ --------- ----------- --------- -----------
                 MIN          6.21%     9.63%       4.01%     4.54%
                 Lipper       2.65%     1.87%       3.36%     1.31%
              ------------ --------- ----------- --------- -----------

"I am pleased that RiskMetrics has recommended that the candidates recommended by the Board be re-elected, " said J. Atwood Ives, an independent trustee and Board nominee. "As RiskMetrics noted, we have taken steps to increase shareholder value and narrow the discount to net asset value, and will work hard to continue to build on our proven track record of protecting the long-term interests of all shareholders."

RiskMetrics also advised shareholders to vote AGAINST Karpus's proposal that the Board of Trustees adopt a policy to conduct annual tender offers for shares of the Fund. RiskMetrics considered the impact such a policy would have on all shareholders, and concluded that the effects of the Karpus proposal "could negatively impact the return for long-term shareholders of the Fund" and cause "a potential increase in the Fund's expense ratio." RiskMetrics agreed with the Board that Karpus's strategies are not designed to enhance long-term performance.

After hearing from each side, RiskMetrics concluded that the Board is actively engaged in seeking to deliver strong performance to all shareholders while managing the Fund's discount to net asset value. For these reasons, RiskMetrics recommends shareholders vote the Fund's WHITE proxy card FOR the Board's nominees and AGAINST the shareholder proposal.

RiskMetrics Group is widely recognized as a leading independent proxy advisory firm. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.
____________________
(1) All data from Lipper, including Lipper General Bond Funds- Closed-End average. The performance data quoted represents past performance. Past performance is no guarantee of future performance. The value of an investment will fluctuate and shares may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted.

If you have any questions, please call the fund's proxy solicitation firm: The Altman Group, toll free at (866) 207-3648 (toll free).


Additional Information
On August 21, 2008, the fund filed with the Securities and Exchange Commission
(SEC) and began mailing to shareholders a notice of annual meeting and a definitive proxy statement, together with a White Proxy Card that can be used to elect the trustee nominees and to vote upon all the proposals expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE 2008 ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and proxy statement, including the White Proxy Card, and other documents filed by the fund with the SEC when they become available, by contacting the fund at MFS Intermediate Income Trust, 500 Boylston Street, Boston, Massachusetts 02116, or by telephone at (617) 954-5182. Copies of the proxy materials may also be requested by contacting the proxy solicitor, The Altman Group, toll-free at (866) 207-3648. In addition, documents filed with the SEC by the fund are available free of charge at the SEC's website at http://www.sec.gov. The fund and its trustees and executive officers may be deemed to be participants in the solicitation of the fund's shareholders in connection with its 2008 annual meeting of shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.

Forward Looking Statements

Statements made in this presentation that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund's performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of the Fund's investment adviser to attract or retain key employees, inability of the Fund to implement its investment strategy, inability of the Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

This release is not a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Shares of the Fund are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Fund involve investment risk, including possible loss of principal. For more complete information about the Fund, including risks, charges, and expenses, please see the Fund's annual and semi annual shareholder report or contact your financial adviser. The Fund is a closed-end investment product. Shares of the Fund are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to NAV.

                           MFS Investment Management
                       500 Boylston St., Boston, MA 02116
Contacts:
The Altman Group
Paul Schulman: (866) 207-3648

MFS Investment Management:
John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256